Exhibit 10.1

William Guyer
Re: Offer of Employment at Corcept Therapeutics Incorporated
Dear Bill:
We are very pleased to invite you to join Corcept Therapeutics Incorporated (the “Company”) in the role of Chief Development Officer, contingent upon the satisfactory completion of a background check.
Duties and Responsibilities. Your initial assignment will be as Chief Development Officer reporting to Joseph K. Belanoff, M.D., Chief Executive Officer. This offer is for a full-time position starting September 7, 2021, or such other date as we mutually agree.
Salary. Your initial annual base salary will be $550,000 for full-time employment, payable in accordance with the Company's customary payroll practice. Salary is subject to periodic review and adjustment by the Company's management.
Bonus. You will be eligible for an at-risk, target bonus of 45% of your base salary, payable in accordance with the Company's customary payroll practices.
Stock Options. You will receive an option to purchase up to 500,000 shares of the Company’s Common Stock under the terms of the Company's 2012 Incentive Award Plan with an exercise price equal to the closing price of the Company’s stock on October 1, 2021 and that will vest according to the following schedule: 25 percent of the option shares after one year of continuous full-time employment and an additional 1/48th of the option shares each succeeding month of full-time employment during the term of the option. (If at any time in the future your employment status changes from full-time to parttime, there may be a proportionate reduction of the option shares that have not yet vested at the time of such change in status)
Medical, Dental and Insurance Benefits. You will be eligible to receive the Company's standard employee benefits package. Enclosed is a summary sheet outlining the Company’s current benefit plans. For more specific information regarding our current benefit plans please contact me.
Vacation and Holidays. You will be entitled to take all paid holidays under the Company’s then-current schedule. In addition, it is expected that you will take an appropriate amount of paid vacation, commensurate with your seniority and your job responsibilities.
Location. As a general rule, you will work at the Company’s principal offices in Menlo Park. Your position may also require travel to other locations as may be necessary to fulfill your responsibilities. The Company will reimburse your reasonable and necessary travel expenses under its standard travel reimbursement policy.
Confidential Information; Employee Confidential Information and Inventions Agreement. To enable the Company to safeguard its proprietary and confidential information, it is a condition of employment that you agree to sign the Company's standard form of “Employee Confidential Information and Inventions Agreement.” A copy of this agreement is enclosed. Please review, sign and return to us on your first day of employment. We understand that you may have signed similar agreements with prior employers and wish to impress upon you that Corcept does not want to receive the confidential or proprietary information of others. We will support you in respecting your lawful obligations to prior employers. If you have any questions about this, do not hesitate to ask.
At-Will Employment. While we look forward to a long and mutually beneficial relationship, should you decide to accept our offer you will be an “at-will” employee of the Company. This means that either you or the Company may terminate the employment relationship with or without cause at any time. Participation in any stock option, benefit or incentive program does not assure continuing employment for any particular period of time.
Severance Agreement and Indemnification. Pursuant to separate agreements, you will receive payments equivalent to those received by Corcept’s other executive officers in the event of your voluntary or involuntary termination as well as equivalent indemnification protections.
Authorization to Work. Federal government regulations require that all prospective employees present documentation of their identity and demonstrate that they are authorized to work in the United States. Enclosed is the federal Form I-9 you must complete to satisfy this requirement. Please bring with you to Corcept on your start date the proof of identity / work status required by Form I-9. We also require that you provide a certification confirming that you have been vaccinated against the virus that causes COVID-19.

Complete Offer and Agreement. This letter contains our complete understanding of the terms of your employment by the Company. We have with you no other, different or prior agreements or understandings on this or related subjects. Changes to the terms of your employment can be made only in a writing signed by you and an authorized executive of the Company.
Start Date; Acceptance of Offer. We hope that you will accept this offer. If it is acceptable to you, sign in the space below and return this letter to me at crobb@corcept.com. If you have any questions, please feel free to call me.

Very truly yours,

Signature:	/s/ Charlie Robb
Name	Charlie Robb
Title	Chief Business Officer
I accept the offer of employment by Corcept Therapeutics Incorporated on the terms described in this letter.

Signature:	/s/ Bill Guyer
Date:	07/02/2021